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                             SECOND AMENDMENT TO THE
                                F5 NETWORKS, INC.
                      401(k) PROFIT SHARING PLAN AND TRUST



        F5 Networks, Inc. (the "Employer"), pursuant to Article XVII of the F5 Networks, Inc. 401(k) Profit Sharing Plan and Trust (the "Plan"), does hereby amend the Plan as follows, effective June 1, 1999:

        1. Article II is amended to add, in alphabetical order, a new definition of "Employer Security" to read as follows and to reletter the paragraphs that follow and all internal references thereto correspondingly:

                    I. "Employer Security" means shares of the Employer's Common Stock.

        2. Article VII, Paragraph A(4) is amended by adding thereto the following additional text at the end thereof:

           A Participant entitled to receive a distribution whose account contains Employer Securities may elect to receive such securities in kind subject to the Committee's discretion to require by rule that the distribution be of a minimum number of shares.

        3. Article IX is amended by adding a new Paragraph L to read as follows:

                    L. VOTING EMPLOYER SECURITIES. Each Participant may direct the Trustee with respect to the manner in which Employer Securities credited to his or her account shall be voted. Such instructions shall be provided pursuant to rules and procedures promulgated by the Committee. Any shares of Employer Securities with respect to which the Trustee receives no instructions shall not be voted by the Trustee, provided, the Committee may direct the Trustee to vote such shares if the Committee determines that such action is consistent with its fiduciary obligations under ERISA. The Committee shall establish procedures to assure the confidentiality of voting instructions received by Participants to assure that the same shall not be divulged or released to any person including officers and employees of any Employer.

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        4. Article X, Paragraph A, is amended to read as follows:

                    A. INVESTMENTS. Each Participant may elect to direct the investment of his accounts through one (but not a combination of both) of the following: (1) by establishing an individual brokerage account with a brokerage firm selected by the Committee, or (2) by choosing among the pooled investment funds offered under the Plan, which shall be designated by the Committee and are subject to change from time to time.

           To the extent a Participant exercises control over the investment of his account, the Trustee shall have no responsibility or authority to invest or reinvest, manage or control the assets of such account.

           Each pooled investment fund offered under the Plan shall consist of a diversified portfolio of securities under the management of an investment manager selected by the Committee or a registered investment company selected by the Committee. Participant direction with respect to the investment of his or her accounts shall be made in accordance with rules adopted by the Committee and uniformly applied. Transfer among the accounts or from the brokerage account to the pooled funds shall be permitted by the Committee pursuant to rules adopted by the Committee and uniformly applied. In the event a Participant fails to direct the investment of his account, the account shall be invested in such pooled fund or funds as shall be selected by the Trustee.

           A Participant who has established an individual brokerage account may acquire Employer Securities either directly from the Employer or in the open market. No brokerage fees or commissions shall be charged by the Employer. Shares of Employer Securities acquired from the Employer in the initial public offering shall be at the offering price. Any shares thereafter purchased from the Employer shall be at the closing price of the Employer Securities on the previous day as reported by NASDAQ. Shares purchased on the open market shall be at the price obtained by the broker. Dividends on Employer Securities credited to the Participant's account will be paid in cash and credited to the Participant's individual brokerage account.

           Subject to Paragraph C of this Article X, the Trustee is hereby granted full power and authority to invest to reinvest the principal and income of the Trust Fund in such assets as shall be directed by the Committee or the investment manager or managers. Without limiting the generality of the foregoing, the Trustee may invest in Employer Securities, common stocks, collective investment funds (the terms of which are incorporated herein by reference), registered investment company shares, real estate, government,

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           municipal or corporate bonds, debentures or notes, or any
           other form of income producing property, whether real, personal or mixed, including corporate stock, corporate stock and life insurance policies on key employees or the employer for the benefit of the Trust.

           The Trustee shall not be liable for any loss or for any breach of fiduciary responsibility which results from a Participant's exercise of control over all or part of the investment plan accounts.

         IN WITNESS WHEREOF, the Employer has caused this amendment to be executed this 1st day of June, 1999.

                                           F5 NETWORKS, INC.


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